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OFFERINGS
Banksy
Banksy, the legendary vandal, has redefine
art with his powerful ability to convey soc
commentary and satire.
14.1%
ARTIST MARKET APPRECIATION
$3,000,0
APPRAISED VALUE
$2,206,000
INITIAL OFFERING
B
ARTIST MARKET SCORE
OFFERING CIRCULAR
PAINTING DETAILS
INVEST NOW
$5,000,000
INITIAL OFFERING
$7,895,300
A
ARTIST MARKET SCORE
OFFERING CIRCULAR
PAINTING DETAILS
INVEST NOW
e Monet
considered to be the most pivotal figure
pressionist movement and a defining
$8,500,000
APPRAISED VALUE
$6,863,500
INITIAL OFFERING
A
ARTIST MARKET SCORE
OFFERING CIRCULAR
PAINTING DETAILS
INVEST NOW
×
$3,000,000
APPRAISED VALUE
The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.
Third Party Appraisal

Banksy

SOLD OUT

Banksy, the legendary vandal, has redefined street art with his powerful ability to convey social commentary and satire.


Monkey Poison
2004

WHY WE LIKE THIS PAINTING


Banksy Webinar 08-03-20
from Masterworks.io
Monkey Poison features a 26.5% discount to the pre-sale appraisal.
2. The painting is an early work in the 'Crude Oils' series, which feature the artist's modifications to found canvases and Old master Reproductions. The series made a public debut in a 2005 show and has remained an important body of work by the artist.
3. The painting has been the only early 'Crude Oil' of its kind to come up for auction in recent years and features a chimpanzee, one of the most recognizable motifs by the artist, which made it a rare acquisition opportunity.
4. The artist has continued to create works in this manner in recent years. "Mediterranean Sea View" (2017) became the second most expensive work by the artist when it sold on July 28, 2020 for $2.9m.
Banksy
Monkey Poison (2004)
oil and spray enamel on found canvas, in artist's frame
33 in × 44 in
20:59
vimeo

14.1%

ARTIST MARKET APPRECIATION FOR BANKSY

Learn more about price appreciation, and view our important disclosures

The Painting belongs to the 'Crude Oils' series, in which Banksy used reproductions of Old Master paintings as the starting point over which he stencilled and painted contemporary modifications as a comment on politics and consumer culture, among other things.

Some works from the series, which consists of over 40 paintings, made its debut in a twelve-day solo exhibition mounted in October 2005 at a provisional gallery space in London. The exhibition, titled 'Crude Oils: A Gallery of Re-mixed Masterpieces, Vandalism and Vermin,' even included the presence of over one-hundred live rats, a stunt fully aligned with Banksy's prank-filled approach to creating art. A recent example of the artist's unorthodox practices was the widely reported 2018 auction of *Girl with Balloon* (2006) at Sotheby's, which unexpectedly shredded itself immediately after the work was sold for £1,042,000 ($1,364,668). The success and exploration of the 'Crude Oils' was further developed in two more solo exhibitions, the 2006 'Barely Legal' exhibition in Los Angeles at an industrial warehouse and the 2009 'Banksy versus Bristol Museum' at the Bristol Museum and Art Gallery of England.

The method of execution, iconic subject matter, and the juxtaposition of high art, street art, and popular culture, make the Painting an exceptional example from the series and Banksy's body of work as a whole.

Deal Terms

THE PAINTING

Monkey Poison

Masterworks agreed to acquire the Painting, which measures 33 inches by 44 inches, at Phillips Evening Sale of 20th Century and Contemporary Art in New York on July 2, 2020.



Monkey Poison
2004
stencilled 'BANKSY' lower left; further signed and dated 'Banksy 2004' on the reverse
spray paint on canvas, in artist's frame
24 × 35 ⅞ in. (61 × 91 cm.)
Executed in 2004, this work is accompanied by a certificate of authenticity issued by Pest Control.

ARTIST MARKET APPRECIATION BY BANKSY

14.1%

Artist market appreciation rate reflects sale price information on paintings by the artist which have been sold at least twice at auction, which are referred to as "same-sale pairs". We believe that same-sale pairs are useful in determining historical price appreciation rates of the specific objects for which such data is available. In order to be included in the data set, the most recent sale would have had to occur at either Christie's, Sotheby's or Phillips, though the work may have initially been purchased from a different auction house. Data may include one or more works purchased previously by Masterworks affiliates. Though we believe this to be a comprehensive list of same-sale pairs, no definitive object-oriented database is known to Masterworks, and therefore, despite our best efforts the list of objects may be incomplete. For the purposes of determining the artist market returns, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

Important Disclosures*

APPRAISED VALUE

$3,000,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

AUCTION HOUSE ESTIMATE

$1,800,000 – $2,500,000

This painting was given a low and high estimate, representing the opinion of the auction house's experts about the range in which the painting might sell at auction. Estimates are based on the examination of an item and recent auction records of comparable works. Investors are cautioned not to put undue emphasis on auction house estimates.

OFFERING SIZE

$2,206,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Historical Banksy Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.


TELEPHONE

PURCHASE PRICE
$121,000

SALE PRICE
≈ $1,153,038

GROSS APPRECIATION
▲ 9.53x (6 years)



PURCHASE PRICE
≈ $20,316

SALE PRICE
≈ $54,336

SALE PRICE
≈ $139,198

GROSS APPRECIATION
▲ 6.85x (9 years)



PURCHASE PRICE
≈ $88,549

SALE PRICE
≈ $398,140

GROSS APPRECIATION
▲ 4.5x (9 years)



PURCHASE PRICE
≈ $163,703

SALE PRICE
$735,000

GROSS APPRECIATION
▲ 4.49x (6 years)

MORE RESULTS

Biography

The mysterious artist known only by his graffiti handle–Banksy–is believed to have been born around 1974 in Bristol, England. Stenciled spray-painted images tagged with the moniker began to appear in 1993 on trains and walls in his hometown and by 2001 could be found all over the United Kingdom. Works by Banksy are discernable through their signature stencil aesthetic–a style which favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop". Banksy's work is collected by major cultural institutions, such as the British Museum and the Bristol Museum and Art Gallery. Work by Banksy has also been prominently featured by important museums such as the Museum of Contemporary Art in Los Angeles and the MOCO in Amsterdam.

2019 TOTAL AUCTION SALES (HAMMER PRICE)
$28,136,216

2019 NUMBER OF LOTS SOLD
605

Media




BANKSY


BANKSY



Documents

Offering Circular	Official Filing on SEC.gov
Appraisal	Monkey Poison Appraisal
Provenance	The Artist Private Collection. Private Collection. Private Collection. Anon. sale, Phillips New York, 2 July 2020, lot 12. Acquired from above by Masterworks
Further Reading	BANKSY: WHO'S LAUGHING NOW? HONG KONG SELLING EXHIBITION 17 NOVEMBER–7 DECEMBER 2018 (please note that the information from the above is to not be construed as part of our offering materials)

Important Disclosures

The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

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Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

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Certain Masterworks associated persons may solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC MEMBER: FINRA / SIPC ("IndeBrokers"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Masterworks.io and its affiliates are independent and unaffiliated with IndeBrokers. To check the background of IndeBrokers and its representatives, visit FINRA's **BrokerCheck**. IndeBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022. **Form CRS**.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Banksy Webinar Presentation

MASTERWORKS

BANKSY

Monkey Poison

2004


BANKSY

August 3, 2020

PLEASE SEE PAGES 18-27 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION"

Art Market Updates

Attractive Uncorrelated Performance

20-Year Annualized Performance

Contemporary Art Market vs. Selected Asset Classes: 1999-2019 (1) (2)



Contemporary Art
Gold
US Corporate Bonds
Global Equities
Oil
US Real Estate
8.7%
8.6%
6.1%
5.0%
4.4%
3.9%
0.0%
2.5%
5.0%
7.5%
10.0%
20-Year Annualized Return
Index Featured in
THE WALL STREET JOURNAL.

20-Year Correlation Factor

Contemporary Art Market [1] vs. Selected Asset Classes: 1999-2019 (1) (2)



0.15
(0.29)
0.16
0.19
0.28
(0.50)
0.00
0.50
20-Year Correlation with Contemporary Art
Low Correlation
Added Diversification
Lower Portfolio Volatility

Sources: Internal Masterworks analysis based on repeat sale regression (3-stage generalized least squares method). FRED (St. Louis Federal Reserve). MSCI Database. Yahoo Finance.
Notes: Returns measured through year-end 2019. Art market data updated as of January 22, 2020

1. Masterworks internal analysis based on OLS regression of repeat-sale auction pairs from 1985 to 2019. Includes artists within the Post-War and Contemporary category as defined by the applicable auction house
2. There are significant differences between the asset classes presented. For additional information, see Important Disclosures

Masterworks Artists Outperform the S&P

Artwork [1][2][3][4][5][6][7][8][9]	Image	Date Range of Similar Sales (Earliest to Most Recent Similar Sale)	Range of Years	Annualized Appreciation Rate of Similar Sales	Annualized S&P 500 Total Return	*Difference as a Multiple*
KAWS, COMPANION (Detail of CROWD SHOT), 2000		December 2012 - July 2020	8 Years	**42.7%**	13.3%	3.2x
George Condo, Staring into Space		December 2012 - July 2020	8 Years	**18.8%**	13.6%	1.4x
Joan Mitchell, Rhubarb		December 1985 - June 2020	35 Years	**14.2%**	10.6%	1.3x
Yayoi Kusama, Infinity Nets TIT		December 2005 - April 2020	14 Years	**20.4%**	8.3%	2.4x
Pierre Soulages, Peinture		December 2006 - April 2020	13 Years	**19.7%**	7.5%	2.6x
Cecily Brown, Girl Trouble		December 2005 - February 2020	14 Years	**15.8%**	9.6%	1.7x
Jean Michael Basquiat, The Mosque		December 1991 - February 2020	28 Years	**17.5%**	9.9%	1.8x
KAWS, Far Away Friends		December 2013 - February 2020	6 Years	**44.5%**	12.6%	3.5x
Sam Gilliam, Tracing		December 1999 - April 2020	20 Years	**32.9%**	5.0%	6.6x

Sources: Masterworks 006, 007, 008, 010, 011, 012, 014, 016, 013 LLC offering circulars. Yahoo finance

Notes: HISTORICAL APPRECIATION RATES MAY NOT BE INDICATIVE OF FUTURE APPRECIATION RATES AND APPRECIATION RATES ARE NOT A PROXY FOR RETURNS ON MASTERWORKS SHARES, WHICH WILL BE AFFECTED BY FEES AND EXPENSES

1. Implied historical price appreciation for similar sales to Pierre Soulages, Peinture from December 31, 1991 to April 16, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 011, LLC Offering Statement here
2. Implied historical price appreciation for similar sales to Sam Gilliam, Tracing from December 31, 2006 to April 6, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 010, LLC Offering Statement here
3. Implied historical price appreciation for similar sales to KAWS, *Far Away Friends* from December 31, 2013 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 006, LLC Offering Statement here
4. Implied historical price appreciation for similar sales to Jean-Michel Basquiat, *Girl Trouble* from December 31, 1991 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 006, LLC Offering Statement here
5. Implied historical price appreciation for similar sales to Cecily Brown, *Girl Trouble* from December 31, 2005 to February 14, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 007, LLC Offering Statement here
6. Implied historical price appreciation for similar sales to Yayoi Kusama from December 31, 2005 to April 30, 2020 (acquisition of the painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 007, LLC Offering Statement here
7. Implied historical price appreciation for similar sales to Joan Mitchell, *Rhubarb* from December 31, 1985 to June 29, 2020 (most recent similar sale). Annualized S&P Total Return shown over same period. Please see link to Masterworks 014, LLC Offering Statement here
8. Implied historical price appreciation for similar sales to George Condo, *Staring into Space* from December 31, 2013 to July 7, 2020 (acquisition of the Painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 016, LLC Offering Statement here
9. Implied historical price appreciation for similar sales to KAWS, Companion from December 31, 2012 to July 2, 2020 (acquisition of the Painting). Annualized S&P Total Return shown over same period. Please see link to Masterworks 013, LLC Offering Statement here

MASTERWORKS

Current Outlook

1. June/July evening sales at Christie's, Sotheby's and Phillips totalled $825.2 million and set 20+ artist records
2. Sotheby's new July "Rembrandt to Richter" Evening Sale last week totaled £149.7m ($192.7m).
3. Highlights of the sale were three new artist records, including a Rembrandt van Rijn self-portrait for £14.5m ($18.8m).
4. Banksy made headlines with triptych "Mediterranean Sea View" (2017) which sold for £2.2m ($2.9m).

The New York Times

Reported on July 28, 2020



Banksy and Rembrandt Boost Sotheby's Sale to $192.7 Million

The auction house held a livestream sale of 65 artworks from seven centuries titled "Rembrandt to Richter."

Source: Sotheby's, The New York Times.

Offering Overview

Masterworks 015, LLC (Banksy, *Monkey Poison*, 2004)

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

PLEASE SEE PAGES 18-27 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION" .

Offering Overview


BANKSY

Banksy
Monkey Poison (2004)
oil and spray enamel on found canvas, in artist's frame
33 in x 44 in

Offering Summary

Issuer	Masterworks 015, LLC (Delaware)
Offering Amount	$2,206,000
Price per Share	$20.00
Pre-Sale Appraisal (1)	$3,000,000
Artist Market Risk (2)	B
Offering Status	Open for Investment
Offering Circular	LINK AVAILABLE HERE

Notes:
1. Appraisal conducted by Masterworks, based in part on an appraisal obtained by an independent third-party appraisal firm.
2. Refer to Annex A for detailed disclosure on Masterworks' artist market risk scoring methodology

Artist Background

1. Banksy (b. 1974?) emerged as a street artist in Bristol, England during the 1990s, and retains anonymity despite his mainstream popularity and notoriety.

2. Banksy is most recognized for his signature graffiti aesthetic and widely publicized "pranks", which include illegally hanging in his own works on the walls of important institutions, and in 2018, shredding "Girl with Balloon" immediate after it sold for $1.4m at auction.

3. In addition to a worldwide graffiti presence, the artist has been prominently featured by museums, such as the MOCA in Los Angeles, and recently at MOCO Museum in Amsterdam. The British Museum acquired a Banksy, "Di-Faced Tenner" (2004), in 2019 for their permanent collection.

4. In October of last year, a new record for the artist was set at $12.2m for "Devolved Parliament", a large oil on canvas created in 2009.

Source: Masterworks 015, LLC Offering Statement, Christie's

Why We Like This Painting

1. *Monkey Poison* features a **26.5% discount** to the pre-sale appraisal.

2. The painting is an early work in the 'Crude Oils' series, which feature the artist's modifications to found canvases and Old master Reproductions. The series made a public debut in a 2005 show and has remained an important body of work by the artist.

3. The painting has been the only early 'Crude Oil' of its kind to come up for auction in recent years and features a chimpanzee, one of the most recognizable motifs by the artist, which made it a rare acquisition opportunity.

4. The artist has continued to create works in this manner in recent years. "Mediterranean Sea View" (2017) became the second most expensive work by the artist when it sold on July 28, 2020 for $2.9m.



Banksy
Monkey Poison (2004)
oil and spray enamel on found canvas, in artist's frame
33 in x 44 in

Source: Masterworks 015, LLC Offering Statement, Masterworks Research, Christie's

Our Acquisition Process

1. Our Acquisitions team had reviewed **more than twenty five** works by Banksy **over the last year**, across the artist's diverse body of work.
2. Other works by Banksy had been offered to us privately from a starting point of $750,000 to **in excess of $5,000,000.**
3. Masterworks seized the opportunity to provide this work by Banksy, which features a **26.5% discount** to the pre-sale appraisal of $3,000,000.

Source: Masterworks 015, LLC Offering Statement

Publicly-Available Works We Passed On

Title, Year	Image	Asking Price (1)	Notes from Acquisitions
Laugh Now on Palette, 2005		$770,000	Not a unique or rare image and alternate format
Vote to Love, 2018	Vote to Love EU Referendum, Thursday June 23rd	$1,500,000	Not indicative of the artist's signature style
Love is in the Air, 2015		over $3 million	Iconic work, seller wanted high premium, frequently repeated motif
Laugh Now, 2002		over $5 million	Iconic work, seller had high expectations relative to most recent documented sale of the work

Source: Sotheby's, Phillips

Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

1. If sold at auction the asking price is the sale price, including the buyer's premium, rounded up to the nearest ten thousand.

Auction Market Growth

Banksy Auction Market Summary (1) (2)

Total Auction Hammer Prices and Average Hammer Prices since 2005

$72.6 million in total sales since 2005 (1)

$12.2 million record price achieved in October 2019

66.5% annual growth in total sales (1)

32.5% annual growth in average hammer prices (2)

14.1% artist market return (3)



Total Hammer Sales ($ millions)
20
15
10
5
-
Average Hammer Price ($ thousands)
2,000
1,500
1,000
500
-
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Total Hammer Sales
Average Hammer Price

Source: Masterworks 015, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 31, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 31, 2019
3. Median annualized return realized by a repeat auction sale across all observed pairs by the artist across all time periods as tracked in the Masterworks repeat sales database

THE DATA INCLUDED HEREIN REFLECTS CHARACTERISTICS OF THE MARKET FOR PHYSICAL ARTWORK AND NOT FOR INVESTMENT SECURITIES

Top Prices Achieved





$2.9 million

Mediterranean Sea View (2017)

33 in x 27 in

(Sotheby's, London, 2020)

$1.9 million

Keep It Spotless (2007)

84 in x 120 in

(Sotheby's, New York, 2008)



$12.2 million

Devolved Parliament (2009)

98 in x 165 in

(Sotheby's, London, 2019)

Source: Sotheby's

MASTERWORKS **Notes:** Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Why Prices Could Grow

1. As one of the most influential and controversial artists working today, Banksy has redefined street art with his disruptive approach and satirical commentary.

2. Banksy's recognition extends far beyond the art world: in 2010 he was named as one of *Time Magazine*'s 'Top 100 Most Influential People in the World'; in 2011 he received an Academy Award nomination for 'Best Documentary, Features' for "Exit Through the Gift Shop."

3. The artist makes his presence known and plays an active role from his position of influence. Among his contributions, the artist auctioned three works in 2008 that together totaled $3.0m for AIDS related relief.

4. Well known for theatrics and his widely publicized art world 'pranks', Banksy's persona hinges on performance art that is embedded into his artistic practice.

5. Although anonymous and the appearance of his work at auction is rare, Banksy has received more institutional support than many of his peers.

Source: Masterworks 015, LLC Offering Statement

Questions?

Contact



Scott Lynn
slynn@masterworks.io



Nigel Glenday
nglenday@masterworks.io

Important Disclosure Information

Investing Involves Risk

- Masterworks has a relatively new and unproven business model.
- Masterworks issuers do not generate revenues or cash flow.
- Investment in any single Masterworks entity is entirely undiversified which results in concentration risk.
- Your ability to sell or trade your shares is uncertain.
- Artwork may be sold at a loss.
- Artwork is highly illiquid and timing of a sale is unpredictable.
- Costs and fees will diminish returns.
- Art market trends are difficult to predict.
- We may become subject to claims relating to title, authenticity and/or provenance of the painting.
- Artwork may be damaged and insurance coverage may be insufficient.
- Masterworks has potential conflicts of interest.
- Liquidation timing is uncertain.

You are encouraged to read the section of the Offering Statement entitled "Risk Factors" before deciding to invest.

Summary Investment Terms

Investment Vehicle	Masterworks 015, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$2,206,000 (Class A Shares)
Price per Share	$20.00 per Class A Share
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% annually payable in newly issued Class A shares 20% profits interest (Class B Shares)
Expenses	One-time true-up reimbursement of 10% covering asset acquisition, due diligence, syndication, organizational, regulatory compliance, professional fees, capital commitment and other transaction costs
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	Bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market," commencing on or after the three-month anniversary of the closing of this Offering
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

Other Art Investment Details

Acquisition	Phillips, New York, 20th Century and Contemporary Art Evening Sale, 2 July 2020
Storage	Delaware Freeport or Masterworks Headquarters (NYC)
Insurance	Lloyd's of London (Ark Syndicate Management)

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works.

Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available at https://www.masterworks.io/about/disclaimer.

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013

Annex A

Masterworks Artist Market Risk Profile

Introduction. Materials may include references to "artist market risk profile". Our objective is to group artists based on the size, consistency and trends in their individual markets to facilitate a generalized comparative assessment of a given artist's market risk relative to other artists. We've created three broad categories of artists: (i) those with "reduced" market risk, (ii) those with "moderate" market risk and (iii) those with "elevated" market risk.

We define an artist's "*market risk profile*" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, including historical frequency of capital loss, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, an artist's "*market risk profile*" does not account for risks relating to the art market in general nor does it measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including price paid for a work and speed of re-sale.

General Premise. Artists with more extensive and sustained auction market activity and lower historical frequency of capital loss tend to exhibit lower levels of future re-sale and return performance risk (all things being equal). Reasons for this include:

- A relatively higher volume of artwork sold each year provides more comparable sales data, which facilitates pricing confidence.
- A relatively higher volume of artwork sold each year (as well as sustained high average price points) generally indicates greater levels of collector interest/demand and generates higher confidence in the future resale potential of an artwork.
- Artists who have achieved high average price points over a sustained period tend to have higher potential for longer-term market durability (e.g., lower incidence of an artist market "disappearing" or materially drying up altogether).
- Lower percentages of repeat-sale losses (i.e. sales at a price below the purchase price) are generally indicative of a more sustainable market for the artist and higher confidence in the future resale potential of an artwork.

Methodology. To categorize artists by market risk, we first generate a target artist list comprised of artists who are in the top 500 based on sales dollar volume for the last full calendar year for which auction data is available and are in the Masterworks Repeat Sales Database. Next, we generate a raw score for each such artist based on the following criteria on a scale of 1-3:

	Artist Market Raw Score		
	1	2	3
Market Criteria			
Auction History	20+ years	5+ years	<5 Years
Annual Sales (Total)	$100mm+	$10mm+	<$10mm+
Average Price	$1mm+	$250k+	<$250k+
Lots Sold	500+	50+	<50+
Career Stage	Deceased	N/A	Still Producing
% Loss Sales (1)	< 20%	20% - 50%	>50%

Note: % Loss Sales are included for artists with 30 or more repeat sale pairs. Artists with less than 30 repeat sale pairs are automatically assigned a raw score of 3 for this criteria

Masterworks Artist Market Risk Profile (Cont'd)

Methodology (Cont'd).

Calculate the weighted average raw score for each artist to derive a final score based on the following weights. Lower weightings are assigned to non-sales metrics (auction history and career stage)

Auction History	10.0%
Career Stage	10.0%
Annual Sales (Total)	20.0%
Average Price	20.0%
Lots Sold	20.0%
% Loss Sales (1)	20.0%

Lastly, we categorize the artists based on the raw scores:

Reduced	Raw Score less than 2
Moderate	Raw Score equal to or greater than 2 and less t
Elevated	Insufficient data available or artist not included

Note:
Masterworks may use its discretion to adjust the grouping of a particular artist or the weighting of a particular criteria based on certain qualitative factors if it determines that a purely mathematical result would be distortive or manifestly inappropriate (e.g., artists with well-established names, but who rarely appear at auction).

Data Sources

- Top 500 artists by sales for the last full calendar year for auction data is available per ArtPrice (for total market data)
- Masterworks Repeat Sales Database (for returns data)
- All data is sourced from public auction results and does not include private sales activity.

Masterworks Artist Market Risk Profile (Cont'd)

Observations / Conclusion. On average, reduced market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than moderate market risk profile artists and moderate market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than elevated market risk profile artists.

Reduced market risk profile artists appear to generally exhibit lower variability in returns relative to moderate market risk profile artists and moderate market risk profile artists appear to generally exhibit lower levels of variability in returns as compared to elevated market risk profile artists, as evidenced by:

- Narrower standard deviation around average historical returns
- Wider absolute range of historical returns
- Lower frequency of repeat sales that have resulted in a negative return

Important Limitations. Each artwork is unique and the resale performance on any given artwork may differ materially from another artwork produced by the same artist. Accordingly, an artist's market risk profile may not accurately assess the resale risk or performance of an individual artwork by such artist. In addition, the artist market risk profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof. In addition, we intend to evaluate artists on an annual basis and we expect that artists in a given grouping in one year may not remain in that grouping in subsequent years. We also may alter our grouping methodology over time as we gain additional insight. We believe that an artist's market risk is a relevant factor in an overall assessment of the risk of investing in artwork produced by a particular artist, but there are numerous other risks to be considered before investing in a particular artwork. An artist's market risk profile is not intended to express an opinion, evaluation or assessment of the risk involved in investing in any particular securities offered by Masterworks.

Lastly, the data used to create the artist market risk profiles is historical in nature and past performance is not indicative of future performance. Investors are cautioned not to place undue reliance on the artist market profiles appearing in our materials.

WINSTON
ART GROUP

Fair Market Value Appraisal-
Internal Use

Client:

Masterworks

Job Number:

6782.26a

Appraisal Effective Date:

June 1, 2020

Total Appraised Value:

$3,000,000

126 East 56th Street | 24th Floor | New York, NY | 10022 | 212.542.5755

Table of Contents

SIGNED CERTIFICATION

I, the undersigned, on behalf of Winston Art Group, Tax ID #27-2541263, being duly sworn, hereby depose and certify:

That to the best of the appraiser's knowledge and belief:

- the statements of fact contained in this report are true and correct.
- this appraisal represents the appraiser's best judgment and opinion as to the FAIR MARKET VALUE of the subject property.
- the reported analyses, opinions, and conclusions are limited only by the reported assumptions, disclaimers, and terms and limiting conditions outlined in this report, and these are the appraiser's personal, impartial and unbiased professional analyses, opinions, and conclusions.
- the appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- the appraiser has not performed services as an appraiser or in any other capacity for the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- the appraiser has no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- the appraiser's compensation for completing this assignment is based on an hourly rate and not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- the appraiser's analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the 2020-2021 *Uniform Standards of Professional Appraisal Practice*.
- the appraiser has not made a personal inspection of the property that is the subject of this report.

- no one provided significant personal property appraisal assistance to the appraiser named in this certification.

Joelle Kraus
Appraiser – Fine Art
24th day of June, 2020

SCOPE OF WORK

Purpose of Appraisal: The appraiser was asked to prepare a Fair Market Value appraisal from images and description for accounting and internal use. This report is not valid for any other purposes. For the avoidance of doubt, the Appraisal shall not be construed as providing investment advice or be relied upon by those making investment decisions, and our appraisers specifically disclaim any liability to such unknown and unauthorized third-parties.

Category of Items: Fine Art

Use of Appraisal Report: Internal Use

Client: Masterworks Gallery LLC

Owner: Owner unknown

Authenticity / Ownership Interest / Art Loss Registry: The question of title was not considered for this appraisal. The appraised value is based on whole ownership and possessory interest undiminished by any liens, fractional interests or any other form of encumbrance or alienation. The appraiser did not undertake a title search with the Art Loss Registry. The appraiser is not an authenticator but had no reason to doubt the authenticity of the property unless otherwise noted in the narrative.

Effective Date of Appraisal: The value expressed in this appraisal is effective as of June 1, 2020, per the client's request.

Date of Report: June 24, 2020

User(s) of Appraisal: This appraisal can be used and relied upon by the client and their designates. Any other user is considered an unintended user.

Assignment Considerations and Limiting Conditions: The appraiser, Joelle Kraus, was unable to inspect the property in person; she therefore appraised solely from images and descriptions provided by the client. Documentation and information relating to the provenance of the property and other cataloguing was provided by the client. No formal condition report was supplied by the client for the property in this assignment.

The appraiser was given adequate time to research the property. Relevant comparable information is included in the document or maintained in the work file at the offices of Winston Art Group and are available upon request. The appraiser was unable to personally examine the comparable works used for this assignment, and thus relied on information available through online databases, dealers, and/or galleries. Not all comparables have current condition reports available for review.

Extraordinary Assumptions: An extraordinary assumption is defined as an assumption, directly related to a specific assignment, as of the effective date of the assignment results, which, if found to be false, could alter the appraiser's opinions or conclusions. The appraised value assumes clear title, good condition, and authenticity. The appraiser did not inspect the property in person, she thus relied solely on images and descriptions provided by the client and assumed this information to be accurate.

The appraiser was unable to personally examine the comparable works used for this assignment, and thus relied on information available through online databases, dealers, and/or galleries and assumed authenticity, condition and value information to be accurate. When no condition report is available, the appraiser assumed comparable examples to be in good condition unless otherwise noted in the auction or retail listings. All information provided by the client is assumed to be accurate.

Hypothetical Conditions: A hypothetical condition is defined as a condition, directly related to a specific assignment, which is contrary to what is known by the appraiser to exist on the effective date of the assignment results but is used for the purpose of analysis. No hypothetical conditions have been applied to this appraisal.

Method of Examination: The appraiser was unable to examine the property in person; she therefore relied on the images and description provided by the client to confirm physical characteristics.

Photography: Images were provided by the client and have been scanned for use in the document.

Method of Research: Research was conducted in the offices of Winston Art Group and with on-line auction result databases, such as Artnet, and relevant retail galleries and databases when necessary to identify sale prices of comparable property. The appraiser regularly attends auction previews and sales in this genre, as well as major fairs exhibiting comparable material and discusses the market trends with auction house professionals and dealers. In addition, the appraiser consulted sale catalogues and other printed materials that support the appraisal.

Approach to Value: The appraiser has employed the "Sales Comparison Approach (market comparison)" to arrive at the appraised "Fair Market Value". The "income" approach was not considered applicable as the property in this report is not used to generate income. The "cost" approach was not considered applicable as there is no need to determine the value of the subject property based on the cost of manufacturing or recreating an identical object at this time.

Market Examined: The "Sales Comparison Approach (market comparison)" analyzes recent sales of comparable articles at major international and regional auction houses, private and public sales, shows and exhibitions, as well as prevailing prices at retail shops and galleries where the article may normally be traded.

Type of Valuation: The **Fair Market Value** is defined by the IRS as stated in the Treasury Regulation Sections 20.2031-1 (b) as "the price at which the property would change hands between a willing buyer

and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts" (IRS Publication 561). According to Technical Advisory Memorandum 9235005 [May 27, 1992], fair market value should include the buyer's premium. The fair market value of a particular item of property includible in the decedent's gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of the item in a market other than that in which such item is most commonly sold to the public, taking into account the location of the item wherever appropriate. Thus, in the case of an item of property includible in the decedent's gross estate, which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail. (Treasury Regulations Section 20.2031-1 (b))

Type of Appraisal & USPAP Compliancy: This report is considered an unrestricted appraisal according to the rules of *USPAP 2020-2021 (Uniform Standard of Professional Appraisal Practice)* and follows the guidelines of *USPAP* for providing all of the necessary information/analysis to satisfy the report writing requirements of an unrestricted appraisal.

Fair Market Value



WAG #: 6782/306750
BANKSY (British, b. 1975)
Monkey Poison, 2004
Signed 'Banksy' lower left, further signed and dated 'Banksy 2004' verso;
Accompanied by a certificate of authenticity issued by Pest Control
Spray paint on canvas
24" x 35 7/8"
Artist's frame

$3,000,000

FURTHER DETAILS
Banksy's growing popularity in recent years has driven a steady upward trend in his market across categories, and in the last year, the top of his auction market was reset by the incredible sale of his 14 foot wide satirical painting from 2009, 'Devoted Parliament/Question Time,' for $12 million USD including buyer's premium (Sotheby's London, 3 October 2019, lot 28). Due to limited supply and incredible demand, prices continue to rise for major Banksy works, such as his gilt-framed 'vandalized' paintings - the subject work included. Few of the 'vandalized' paintings have appeared at auction (see appendix), and have primarily traded in the private market through a network of dealers and advisors, and auction house selling exhibitions. Recent offerings in the private market include significant 'vandalized' paintings with asking prices of $4 million to $5.5 million USD, and one priced at $4 million reportedly sold for an undisclosed amount. While the subject work does not compare directly with these examples, it is distinguished by the prominently placed monkey in the foreground - a classic Banksy motif that would likely attract competitive interest in a hypothetical auction sale scenario. The appraised Fair Market Value has been set within the range provided by the closest auction comparable, 'Bacchus by the Sea', and the noted retail prices.

Fair Market Value

Grand Total (1 Item) $3,000,000

Appendix

Comparable Auction Sales

artnet price database



6		**Banksy**
	Title	BACCHUS AT THE SEASIDE
	Description	vandalised oil painting, in artist's frame230.5 by 206 cm. 90 3/4 by 81 1/8 in.E
	Medium	oil painting
	Year of Work	2009
	Size	Height 90.7 in.; Width 81.1 in. / Height 230.5 cm.; Width 206 cm.
	Sale of	Sotheby's London: Wednesday, March 7, 2018 [Lot 00054] Contemporary Art Evening Auction
	Estimate	250,000 - 350,000 GBP (347,222 - 486,111 USD)
	Sold For	669,000 GBP Premium (929,166 USD)



15		**Banksy**
	Title	Rembrandt
	Medium	googly eyes, acrylic on canvas
	Year of Work	2009
	Size	Height 40.3 in.; Width 30.3 in.; Depth 3.7 in. / Height 102.3 cm.; Width 77 cm.; Depth 9.3 cm.
	Misc.	Signed
	Sale of	Phillips London: Monday, February 10, 2014 [Lot 00026] Contemporary Art Evening
	Estimate	150,000 - 250,000 GBP (246,305 - 410,509 USD)
	Sold For	398,500 GBP Premium (654,351 USD)



24		**Banksy**
	Title	This is a Pipe
	Description	Banksy (UK, B. 1974)This is a Pipesigned and dated 'Banksy 2011' (on the reverse
	Medium	paint, vintage frame and reclaimed metal
	Year of Work	2011
	Size	Height 27.2 in.; Width 31.5 in.; Depth 11.4 in. / Height 69 cm.; Width 80 cm.; Depth 29 cm.
	Misc.	Signed
	Sale of	Christie's Hong Kong: Friday, March 29, 2019 [Lot 00009] First Open | Hong Kong
	Estimate	2,800,000 - 3,800,000 HKD (356,692 - 484,082 USD)
	Sold For	3,725,000 HKD Premium (474,528 USD)

artnet price database



28

	Banksy
Title	Fetish lady
Description	Banksy (b. 1975)Fetish Ladysigned 'BANKSY' (lower right); signed and dated 'BANKSY
Medium	oil on found canvas
Year of Work	2006
Size	Height 37.3 in.; Width 31.1 in. / Height 94.7 cm.; Width 79 cm.
Misc.	Signed
Sale of	Christie's London: Wednesday, February 15, 2012 [Lot 00214] Post-War and Contemporary Art Day Auction
Estimate	150,000 - 200,000 GBP (235,663 - 314,218 USD)
Sold For	265,250 GBP Premium (416,732 USD)



35

	Banksy
Title	Ruined landscape
Medium	oil and spray paint on canvas
Year of Work	2007
Size	Height 19.7 in.; Width 23.6 in. / Height 50 cm.; Width 60 cm.
Misc.	Signed
Sale of	Sotheby's New York: Thursday, February 14, 2008 [Lot 00069] (AUCTION) RED
Estimate	200,000 - 300,000 USD
Sold For	385,000 USD Premium



52

	Banksy
Title	Ohne Titel
Medium	stencil, oil on canvas
Year of Work	Before 2003
Size	Height 24.4 in.; Width 37 in. / Height 62 cm.; Width 94 cm.
Sale of	Dorotheum: Wednesday, November 28, 2007 [Lot 00272] Zeitgenössische Kunst
Estimate	180,000 - 250,000 EUR (267,498 - 371,526 USD)
Sold For	191,300 EUR Premium (284,291 USD)

artnet price database



60

	Banksy
Title	Corrupted oil
Description	Banksy (b. 1975)Corrupted Oilstenciled 'BANKSY' (lower right); signed and dated 'B
Medium	oil and spray enamel on found canvas
Year of Work	Circa 2000
Size	Height 27.4 in.; Width 39.2 in. / Height 69.5 cm.; Width 99.6 cm.
Misc.	Signed
Sale of	Christie's London: Tuesday, October 21, 2008 [Lot 00301] Post-War & Contemporary Art Day Sale
Estimate	80,000 - 120,000 GBP (137,315 - 205,973 USD)
Sold For	145,250 GBP Premium (249,313 USD)

MARKET OVERVIEW

Postwar and Contemporary Art

The Art Basel and UBS annual Global Art Market Report, which was released March 5, 2020, revealed a plateau in overall growth of the international art market. Sales of Postwar and Contemporary art at auction totaled $4.2 Billion USD in 2019, down 3.4 percent from the year before. Key contributing factors making for a sluggish year in 2019 include: a string of geopolitical conflicts, trade disputes, and political upheavals creating a more cautious market generally, and a dearth in supply of "masterpiece" material by blue-chip artists at auction—especially in the second half of the year. Also contributing to the plateau in the auction market is the increasing power of the mega gallerists to make private sales subverting the auction process, no more in evidence than 2020 announcement that a Gagosian-Acquavella-Pace triumvirate is handling of the Donald Marron Collection for sale.

The top tier of the Postwar and Contemporary art market is generated by secondary market sales of "masterpiece" material by blue-chip names for prices upward of $10 Million. This segment of the market is represented by the offerings and sales in the prestigious Evening sales held biannually in New York, London and Hong Kong by the big three auction houses, Christie's, Sotheby's, and Phillips; and private selling exhibitions and private sales between clients brokered by the auction houses.

In the retail environment, the top segment is represented by offerings and sales by mega dealers (Gagosian Gallery, David Zwirner Gallery, Pace Gallery, Nahmad Contemporary, for example) at international art fairs (TEFAF, Art Basel, Frieze), and in solo and group exhibitions. In the Postwar sector, generally defined as art created in the period following WWII (1945) through 1970, the top prices achieved at auction in 2019 ranged between approximately $20 Million and $88.8 Million USD including buyer's premiums; these results are represented by the few "masterpiece" examples by categorically blue-chip artists including Robert Rauschenberg (a new record), Andy Warhol, David Hockney (a new record), Louise Bourgeois, and Joan Mitchell (a new record). In the Contemporary category, generally defined as the output of artists born post WWII (post- 1945), top prices at auction generally ranged between $7 Million and $14 Million including buyer's premium for works by KAWS, Christopher Wool, Jean-Michel Basquiat, Mark Bradford, Albert Oehlen, Kerry James Marshall, and Jenny Saville. One exceptional stand out in this category is the new auction record for a work by a living artist set by Jeff Koons's Rabbit, which sold for $91 Million USD including buyer's premium.

Definitions of the "middle-market" are in constant flux in the Contemporary Art sector and prices for this material range widely depending not only on the artist but also on the quality of the work, significance within the artist's oeuvre. Broadly, this sector is defined by mid-career and established living artists whose work has a solid showing at international art fairs, appears regularly at auction, shows in museum exhibitions, and is collected widely. Gallery sales of primary market material within this segment generally do not exceed $1- $5 million at the high end based on reported sales prices at regional and international art fairs, and the vast majority of sales are reflected in reports from Frieze New York, the Armory Show, New York, and Art Basel, Miami, as well as at various satellite fairs. At auction, specialized mid-season sales – Phillips' New Now and Sotheby's Contemporary Curated, for example – have established a secondary market for emerging contemporary artists, and a strong and steady auction market for mid-career artists to crossover to the seasonal Day sales which tend to offer material by established living artists. A new division in the Contemporary art market was established by

the Artnet Intelligence Report (AI Report), designating a segment entitled "Ultra Contemporary" for artists born after 1974. Within this category, top prices achieved at auction in 2019 ranged between $1.9 Million and $5.65 Million USD including buyer's premium for works by artists including Adrian Ghenie, Jonas Wood, Dana Schutz, Eddie Martinez, and Hao Liang. The AI Report brings attention to a current trend, noting that "this category's best-sellers are largely brightly hued paintings with figurative elements." Also common to the artists achieving top prices in this segment, "the work is tightly controlled by the artists' galleries, limiting supply on the private market and driving prices up at auction". Overall, as stated in the Art Basel / UBS Report, top tier material was in thin supply at auction in 2019.

In the first quarter of 2020, leading up to the COVID-19 health crisis and social distancing which took effect in late March, two major collections were projected to bolster the secondary market in 2020 with an estimated total value of $700-900 Million. These include the collection of Donald Marron, to be sold privately by Gagosian Gallery, Pace Gallery, and Acquavella; and the collection of Harry and Linda Macklowe, previously expected to hit the auction block in the Spring of 2020. Private selling exhibitions of the collection of Donald Marron and scheduled auction sales of the Macklowe collection have been postponed indefinitely due to COVID19.

It remains to be seen what the effect of the COVID-19 crisis will have on the art market going forward but we are monitoring the situation. Nonetheless it is sure to be profound. TEFAF in Maastricht, despite warnings, was held only to close early due to a COVID19 exposure. Already the galleries and fairs have moved to online platforms in the hopes of effecting sales and continuing gallery business. Still ongoing at the time of writing is the Art Basel Hong Kong fair for which we have noticed a few sales but no statistics have been forthcoming. Noticeably, the major auction houses have postponed their important May auctions to later in the year, delaying information on the new art market levels for Postwar and Contemporary art in the auction market.

Sources:

Goldstein, Andrew, and Halperin, Julie, ed., Artnet Intelligence Report, 2020.
https://www.artnet.com/static/assets/intelligence-report-2020.pdf

McAndrew, Dr. Clare, ed., The Art Market 2020, Art Basel & UBS Report.
https://theartmarket.foleon.com/2020/artbasel/home/

Artprice.com, The Contemporary Art Market Report 2019.
https://www.artprice.com/artprice-reports/the-contemporary-art-market-report-2019

APPRAISAL TERMINOLOGY & DEFINITIONS

Actual Cash Value: A term that refers to market value and is generally synonymous with payment restricted to cash. Some insurance policies also define ACA as the replacement cost minus any depreciation.

Administrator: An individual appointed by the court if a decedent has died without a will, if no executor is named in the will, or in the will, or if the executor named cannot or will not serve.

Ad Valorem: Derived from the Latin, this term means "according to value" and is commonly used in relation to a tax levied on property in proportion to the value of the property.

Alternate Valuation Date: A term most frequently identified with estate appraisals. At present, it is the date six months to the day after the date of death, on which the fiduciaries of an estate can chose, legally, to have the estate valued rather than on the date of the death. In this manner, the IRS allows the estate the choice of a date that may be more advantageous for tax purposes in the event that the market or price for the objects in question has changed significantly, usually declining in value materially, from the date of the death to the date six months after the death. If the alternate date of death is chosen, then all items in the estate must be valued on that alternate date, not just personal property.

Antique: As defined by the United States Customs Department, any object that is 100 years old or older is an antique. However, the term is broadly interpreted with its definition varying from object to object and year to year. Generally speaking, the following are the most accepted definitions: 1.) an item collected or desirable due to its rarity, condition, utility or some other unique feature that is older than 100 years. Motors vehicles, in contrast, are considered antiques in the United States if they are older than twenty-five years, while some electronic gadgets of more recent vintage may be considered antiques. 2.) ancient art such as sculptures, gem, medals and seals collected from Greek and Roman civilizations.

Appraisal: As defined in the Uniform Standards of Professional Appraisal Practice (USPAP), "the act or process of developing an opinion of value; an opinion of value." According to the USPAP, value can "be numerically expressed as a specific amount, as a range of numbers, or as a relationship (e.g., not more than, not less than) to a previous value opinion or numerical benchmark (e.g., assessed value, collateral value)." It should be noted that the USPAP states that using any other term for an appraisal does not remove the work from being in compliance with USPAP; it is an appraisal if an opinion of value is given/

Appraisal Report: The written or oral communication of an appraiser's conclusions transmitted to the client upon completion of the assignment. The USPAP includes requirements for reporting.

Appraiser: One who is expected to perform valuation services competently in a manner that is independent, impartial and objective.

Arbitration: Arbitration is a cost-effective alternative to litigation. Arbitration is the submission of a dispute to one or more impartial persons for a decision known as an "award." Awards are made in writing and are generally final and binding on the parties in the case.

Assembled, associated or married pieces: Terms used to describe a piece of furniture or other piece of decorative art that is composed of parts from various other pieces of furniture. A married piece is beyond a mere restoration and is often an attempt at deception unless the marriage is clearly identified as such when sold.

Blockage Discount: A principle applied to the valuation of large groups of similar and like items that, if sold during a limited period of time, might result in a depression of the prices one might expect if the items were sold separately in an ordinary market cycle.

Buyer's Premium: The percentage of the bid or "hammer" price paid by the buyer to the auction house when purchasing an item. The fee usually ranges between 5 percent and 25 percent.

Buy In (BI): Occurs at auction when an object does not meet its reserve price and fails to sell.

Catalogue Raisonné: A scholarly catalogue that should include all the known works of an artist or all of his or her known works of an artist or all of his or her known works in a specific medium at the time of the catalogue's compilation. Essential information identifying the works is included, making the catalogue a definitive reference book.

Certificate of Authentication/Authenticity: An official document that certifies that the piece in question is right, of the period, and by the artist designated. Some states (including New York) require specific information be included on a certificate of authentication.

Clear Title: Refers to ownership of property that is free from encumbrance, obstruction, burden or limitation.

Comparables: Those objects selected by the appraiser as being similar to one being appraised. An examination and analysis of sales figures for similar works or comparable objects allows the appraiser to arrive at an appraised value for the object under consideration.

Condition: Term referring to the physical state of a property and must be noted in an appraisal document.

Conservation: The treatment and preventive care of an object so that its condition does not deteriorate and will remain stable; the preservation of a work of art involving careful maintenance and protection of an object, using materials and procedures that will have no adverse effect on it.

Cost Approach: A valuation approach used to determine the value of an object based upon the cost of re-creating the identical piece. This approach may be applied to the decorative arts when the methods of construction or materials used are replicable.

Craquelure: The result of natural movement of the support (canvas) and or the shrinking of the medium during the aging process of painting. It usually appears on the surface in a spider web-like series of cracks. The surface can be stabilized by reclining the canvas and filling the cracks.

Crazing: The fine and random cracking that extends only through the surface of pottery, porcelain, stone, or concrete. Crazing can appear along or perpendicular to the length of a piece, only in polygonal shapes, or as random spider webs and is due to differential contraction between the surface and interior sections, often as a result of changes in temperature. It has no significance in terms of structure or durability, and does not by itself constitute a cause for rejection. It can, however, mark the beginning of disintegration. All ceramic and concrete products and many natural stones under varying conditions of moisture and temperature are frequently subject to crazing. In some Asian potteries and porcelains, crazing is admired and produced in a deliberate and regulated manner.

Cultural Patrimony: Objects that are associated with the Holocaust, items from past and present wars that were pillaged or removed from their homelands or owners, and those objects taken and robbed from the underdeveloped and poor countries. Today, there is an effort to prevent the continuous exploitation and export of these treasures from their homelands.

Fair Market Value (FMV): Regarding income tax, Treas. Reg. Section 1.170A-1 (c)(2) provides that the fair market value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts. Regarding estate tax, Treas. Reg. Section 20.2031-6(a) provides that a fair market value of a decedents household and personal effects is the price that a willing buyer would pay to a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Regarding gift tax, Treas. Reg. Section 25.2512-1 of the Gift Tax Regulations provides that the value of the property is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.

Forced Liquidation Market: The market in which property is quickly sold within a restricted time frame and without the freedom to consider the most appropriate marketplace, the time of exposure, or the price.

Forced Liquidation Value: The lowest range "NET" value, usually for the purpose of a quick and/or forced sale. It is defined as "the most probable price in terms of cash, or other precisely revealed terms, for which the property would change hands if sold immediately without regard to the relevant market place."

Form 8283: Federal tax law allows you to claim a deduction for the value of all property you donate to a qualified charity during the year provided you are eligible to itemize deductions. Generally, any nonprofit organization that promotes religious, literary, educational, scientific, humanitarian or other charitable causes will qualify. However, if the combined value of all property you donate is more than $500, you must prepare Form 8283 and attach it to your tax return.

Foxing: Brown spots caused by iron particles in the paper that "rust" and discolor the paper when it is exposed to humidity. Sometimes, mold is mistaken for foxing.

Fractional Gifts: Fractional gifts of art allow the donor to have partial possession of the object over a

specified period of time until full ownership transfers to the donee.

Hammer Price: The actual bid price at auction as the hammer falls; it does not include the buyer's premium.

Highest and Best Use: A term commonly used in appraising real estate property that has been carried over into the field of personal property appraisals. The term refers to the evaluation of personal property, when the possible, in the most appropriate marketplace that will bring the highest price.

Hypothetical Conditions: According to USPAP, those conditions that are contrary to the conditions that actually exist, but are supposed for the purpose of reasonable analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal or economic characteristics of a subject property or about conditions external to the property, such as the market conditions or trends, or about the integrity of data used in an analysis. Appraisals of damaged or destroyed objects employ hypothetical conditions. A hypothetical condition may be used in an assignment only if 1) the use of the hypothetical condition is clearly required for legal purposes, for purposes of reasonable analysis or for purposes of comparison; 2) the use of the hypothetical condition results in a credible analysis; and 3) the appraiser complies with the disclosure requirements set forth in USPAP for hypothetical conditions.

Income Approach: A valuation approach used to determine the value of a work of art or object that will be used to generate future income. This is most often done through leasing, rental or the creation of reproductions but not through a one-time only sale with transfer of title and/or copyright.

Inherent Vice: Extreme conditions of temperature, light, and humidity contribute to an object deteriorating or destroying itself. The resulting loss of value is caused by the inherent nature of the object rather than the result of an external cause or a casualty.

Inpainting: Similar to overpainting, a technique commonly used by conservations to restore a painting that has suffered the loss or deterioration of paint on a canvas or other medium. It generally implies work that is well done with a minimum of intervention by the conservator.

In the Style Of: Refers to an item that is not of the period in which it was supposed to have been made but rather was made at a later time as a copy of an earlier piece.

Lined: A term that usually refers to a painting on canvas that has been supported by another layer of canvas due to the deterioration of the original support.

Liquidation Value: A value based on the price realized in a sale situation under moderately forced or limiting conditions and under time constraints. This action may be initiated by the owner or a crediting institution. It is implicit in this definition that liquidation value will generally be lower than market value.

Loss of Value: The difference in value between the value of the property prior to damage and the value of the property after that damage has been repaired.

Market Analysis: The study of market conditions for a specific type of personal property; sometimes both the retail and wholesale markets must be examined and analyzed.

Marketable Cash Value: The value realized, net of expenses, by a willing seller disposing of property in a competitive and open market to a willing buyer, both being reasonably knowledgeable of all the relevant facts and neither being under constraint to buy or sell.

Medium: 1.) The material from which an object or artwork is made or on which it is produced; it may include paper, canvas, board, cel (acetate), bronze; 2.) The specific tool and material used by an artist; e.g., brush and oil paint, chisel and stone; 3.) The mode of expression used by an artist; e.g., painting, sculpture, graphic arts, etc.; 4.) A liquid that may be added to a paint to increase its manipulability without decreasing its adhesive, binding or film forming properties.

Mint Condition: The condition of artwork or other objects that is the same as when they were originally created. A term taken from coinage, it refers to the same condition as when a coin was minted.

Most Appropriate Market or Marketplace: The venue in which an appraiser determines that an object can be sold most easily and at the highest price. In the case of personal property, when comparables are scarce, it frequently references the most appropriate market, which can be a combination of auction and private gallery sales.

Net Value: A term commonly used in matters of equitable distribution to indicate the market value of personal property exclusive of any sales commissions or any other costs that would reduce the value of the property.

No Commercial Value (NCV): A term that usually refers to an object or a group of objects, usually in estate situations, for which it is not reasonable to assign a monetary value; for example, a mattress and a box spring.

Original Cost: Also known as the historical cost or the cost of acquiring an item of personal property.

Overpainting: A term that refers to restorative work on a painting in which is applied over already dry areas of paint. It sometimes includes the original artist's glazes. Overpainting is similar to inpainting, but inpainting only fills in areas of missing paint without covering the original paint.

Oxidation: The binding of oxygen to a metal to form rust or the binding of oxygen to wood to darken it.

Patina: A film, produced by oxidation that builds up on the surface of an object. The term also refers to the final coating that is applied to a bronze by the artist or the foundry crafting the bronze.

Personal Property: Defined by USPAP as "identifiable, tangible objects that are considered by the general public as being "personal"; for example, furnishings, artwork, antiques, gems and jewelry, collectibles, machinery and equipment.

Pre-Existing Damage: Any wear, tear, repairs or other changes to new condition seen on an item of personal property prior to its evaluation in a damage and/or loss of value situation.

Preservation: Related to conservation and restoration, preservation actions are taken to prevent further changes to or deterioration of objects, sites or structures.

Primary Market: A market created either by the maker or the maker's agent when an object is sold for the first time, usually in galleries or stores. The secondary market is the venue for the sale of an object between a seller and a buyer when neither of them have participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

Primary Source: Material, used in research and data comparisons, that is gathered from first-hand witnesses and includes auctions attended, galleries, art fairs and stores visited as well as actual comparables witnessed by the appraiser.

Provenance: The history of an object that may include its past ownership as well as its exhibition and catalogue history.

Pristine/Mint/Proof Condition: Refers to an object in excellent condition, as if new, and usually in its original packaging or box.

Publication 561: A publication of the IRS designed to help donors and appraisers determine the value of property (other than cash) that is given to qualified organizations. It also explains what kind of information you must have to support the charitable contribution deduction you claim on your return. This publication does not discuss how to figure the amount of your deduction for charitable contributions or written records and substantiation required.

Qualified Appraisal: An appraisal will be treated as a qualified appraisal within the meaning of §170 (f)(11)(E) if the appraisal complies with all the requirements of §1.170A-13(c) of the existing regulations (except for the extent the regulations are inconsistent with § 170 (f)(11)), and is conducted by a qualified appraiser in accordance with generally accepted appraisal standards. See sections 3.02(2) and 3.03 of Notice 2006-96. An appraisal will be treated as having been conducted in accordance with generally accepted appraisal standards within the meaning of §170 (f)(11)(E)(i)(II) if, for example, the appraisal is consistent with the substance and principles of the Uniform Standards of Professional Appraisal Practice ("USPAP").

Qualified Appraiser: (1) Appraisal designation. An appraiser will be treated as having earned an appraisal designation from a recognized professional appraiser organization within the meaning of §170 (f)(11)(E)(ii)(I) if the appraisal designation is awarded on the basis of demonstrated competency in valuing the type of property for which the appraisal is performed. (2) Education and experience in valuing the type of property. An appraiser will be treated as having demonstrated verifiable education and experience in valuing the type of property subject to the appraisal within the meaning of §170 (f)(11)(E)(iii)(1) if the appraiser makes a declaration in the appraisal that, because of the appraiser's background, experience, education and membership in professional associations, the appraiser is qualified to make appraisals of the type of property being valued. (3) Minimum education and experience. An appraiser will be treated as having met minimum education and experience

requirements within the meaning of § 170 (f)(11)(E)(ii)(I) if the appraiser has successfully completed college or professional-level coursework that is relevant to the property being valued, has obtained at least two years of experience in the trade or business of buying, selling, or valuing the type of property being valued, and has fully described in the appraisal the appraiser's education and experience that qualify the appraiser's education and experience that qualify the appraiser to value the type of property being valued.

Recto: The right-hand page of a book or the front side of a leaf or picture.

Refinished Condition: When a piece has been stripped or skinned of its original patina and has received a new finish.

Related Use Rule: An IRS rule that is applied to charitable contributions and states that to receive the full allowable tax deduction, a donor must donate property to an institution whose mission explicitly includes the acquisition and use of such property.

Replacement Value: The amount it would cost to replace an item with one of similar and like quality purchased in the most appropriate marketplace within a limited amount of time.

Reproduction: Refers to a piece made as an exact copy of an original period piece, but is not made to deceive.

Resale Value: The price at which an item can be sold in the marketplace.

Reserve: The minimal amount for which a consignor agrees to sell a work at auction. By law, the reserve must not more than the low estimate. Generally, a reserve is 10-50 percent below the low estimate.

Restoration: A process whereby, if an object has lost a part and that is missing part or piece is replaced or restored to simulate the original, the object can be returned as closely as possible to its original condition.

Retail Replacement Value (RRV): A property's highest value, usually for insurance purposes, that is defined as the highest amount in terms of US dollars that would be required to replace the property with another of similar age, quality, origin, appearance, provenance and condition within a reasonable length of time in an appropriate and relevant market. When applicable, sales and/or import tax, commissions, and or premiums are included in this amount.

Retail Value: Used to establish a price guideline for retail pricing, the appraised retail value is derived from retail replacement value. It is defined as a reasonable amount in terms of US dollars that would be required to purchase a property of similar age, quality, origin, appearance, provenance, and condition within a reasonable length of time in an appropriate and relevant market. Unlike retail replacement value, a retail value does not include any fees or additional costs such as taxes, framing, conservation, restoration or additional commissions.

Retrospective Appraisal: A type of appraisal that gives an opinion of value with an effective date that is prior to the date of the report.

Sales Comparison Approach: The most commonly applied valuation approach when appraising personal property, in which appraised value is based on achieved prices for similar works by the same artist or artisan of equal standing and related reputation (alternatively called Comparative Market Data Approach, Market Data Approach or Comparable Market Data Approach.)

Salvage Value (SV): A valuation term implying abandonment by the rightful owner with the result that the person recovering the property may be entitled to a pre-agreed percentage of any net price realized in a future sale. Although there have been some exceptions, salvage is generally the lowest or rock-bottom price realized in a sale situation. This is the net price, in cash or other precisely revealed terms, for which the property would change hands if sold immediately without regard to the relevant marketplace and appropriate use. In certain cases, this may be required to disassemble and dispose of the property in a quick, forced and expedient manner.

Scheduled Articles: A term used by insurance companies for articles of personal property that are individually listed, described and valued on an insurance policy. Although some insurance companies will accept a receipt of a recent purchase, the schedule is typically based on an appraisal. Scheduled items usually carry a lower insurance premium than items that are covered by a blanket insurance policy.

Scrap Value: The amount of money that could be realized if a property were sold for the value of its material content.

Secondary Market: Refers to the marketplace in which a used object is bought and sold. Once an item is no longer available from the original source, it is considered a secondary market item. The term usually refers to the auction market and is in no way associated with the value or the condition of the object. The secondary is the venue for the sale of an object, through an auction or a gallery, between a seller and a buyer, neither of whom has participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

Secondary Source: Examples of secondary sources utilizing exact primary sources in research and data comparison are Artnet, ArtFact, P4a, Gordonsart, Art-Sales-Index, newel.com and other internet research tools.

Seller's Premium: The percentage of the bid or "hammer" price paid by a seller to an auction house when selling an item. The fee ranges from nothing to 35 percent and may be more negotiable than the buyer's premium.

Statement of Assumptions & Limiting Conditions: Terms or concepts generally linked together in most appraisals. An assumption is that which is taken to be true. An extraordinary assumption is an assumption, directly related to a specific assignment, that, if found to be false, could alter the appraiser's opinions or conclusions. A limiting condition refers to the conditions that limit the

appraiser's examination or research of the appraised items and the appraisal assignment. Hypothetical conditions are those that are contrary to what exists, but are supposed for the purpose of analysis.

Tertiary Market: A marketplace that occurs in a forced sale situation such as a liquidation or salvage sale.

Thermoluminescence Test: The definitive way to tell the true age of pottery, stoneware, porcelain, bronze and terra cotta. There are only a handful of laboratories worldwide that perform the thermoluminescence test, the most prominent of which is in Oxfordshire, England. Today, most large auction houses will not put an artifact on sale without a certificate showing that the test has verified the objects age. To test an object's thermoluminescence, a small sample (about 100 milligrams) is heated to extreme temperatures. Most mineral materials store up increasing amounts of radioactive energy that is drawn from radioactive decay in and around the mineral. When heated (thermo), most minerals release the stored energy in the form of light (luminescence). By measuring the amount of light released from a material, one can calculate how many years have passed since the artifact was fired. Generally, the more light released, the older the item is.

Ultraviolet Light (UV): Short, high-energy, invisible light waves beyond violet in the light spectrum, with a length of 250 to 400 nanometers.

Uniform Standards of Professional Appraisal Practice (USPAP): The appraisal standards covering the development and communication of appraisers' opinions and conclusions published by the Appraisal Standards Board of The Appraisal Foundation. First published in 1987, these standards apply to all disciplines of appraising.

Verso: The left-hand page of a book or the back side of a leaf or a picture.

Vintage: A widely used term that refers to an object that was formerly in vogue, but not more than 100 years old. This definition may vary by object; for example, a vintage fountain pen is generally thought to be one manufactured before 1965.

Work Size: The dimensions of works on panel or board. When the word "sight" is used in conjunction with work size, it refers to the dimensions of the visible image of the work.

TERMS AND LIMITING CONDITIONS[1]

The Appraisal is subject to these Terms and Limiting Conditions, all of which are a part of the Appraisal unless expressly set aside or limited in writing by Winston Art Group.

The intended user of the Appraisal report is the client identified in the Engagement Letter ("Client") and any use of or reliance on by third-parties is prohibited unless authorized in writing by the Appraiser. Possession of this Appraisal or its copy does not carry with it the right of publication, nor may this Appraisal be used for *any purpose* by anyone other than the Client or other authorized users without the express written consent of Winston Art Group. The Client may not use the Appraisal for any purpose other than the Purpose set forth in the Engagement Letter and Scope of Work. If the Appraisal is reproduced, copied, or otherwise used it must be done so in its entirety including the cover document and all attachments. Furthermore, no change shall be made to any item of Property, any value, or any other provision in this Appraisal except by Winston Art Group.

The Appraisal is based only on the readily apparent identity of the appraised Property, without any inquiry or investigation, and no further opinion or statement of authenticity, genuineness, attribution or authorship is made unless otherwise expressly stated in the Appraisal report. The Appraisal will not be a representation or warranty of the Property's authenticity, genuineness, condition, title, period of creation, description, legality of import and export, attribution, or provenance because, among other reasons:

- scholarship and expertise (including stylistic and scientific) may not be available with respect to many items of art, making determinations of authenticity difficult;
- documents concerning title and prior ownership are often not available, are inaccurate, or require detailed and extensive research that is beyond the scope of this Appraisal;
- laws, rules, and regulations relating to import, export, and ownership of fine art and cultural property are complex and often require information not held or provided by owners of such art or which are not otherwise available; and
- meaningful evaluations of condition often require the services of experienced fine art conservators.

Where this appraisal is based not only on the readily apparent identity of the appraised property, but also on any factual data or documentation supplied by the Client, this appraisal report shall so state by making reference to that information, and copies of that documentation shall be retained in the appraiser's work file. However, the appraiser is not responsible for the accuracy of this information.

The appraised values are based on the whole ownership and possessory interest of the appraised property undiminished by any liens, fractional interest or any other form of encumbrance or alienation. The appraisal is not an indication or certificate of title of ownership. The identification of the ownership interest of the appraised property has been generally represented to the appraiser by the Client and no

[1] Except where otherwise defined, these Terms and Limiting Conditions adopt the defined terms set forth in Winston Art Group's engagement letter (the "Engagement Letter").

inquiry or investigation will be made by the appraiser, nor is any opinion to be given, as the truth of such representation.

The Appraisal, and any value provided therein, represents only the good-faith opinion of the Appraiser based on the information provided by Client and the assumptions set forth in the Appraisal. The values given are for the same or comparable items, and in providing Winston Art Group's opinion, Winston Art Group will assume that (i) the appraised Property is owned by Client, free from all liens, encumbrances or other third party claims; (ii) the appraised Property is authentic and correctly attributed (irrespective of any intervening changes in scholarship and/or any claims that might be asserted under the Visual Artists Rights Act or otherwise); (iii) all legal or other requirements relating to the appraised Property (including with respect to materials compliance, *e.g.*, under the Endangered Species Act and/or the Convention on the International Trade in Endangered Species of Wild Fauna and Flora) have been satisfied; (iv) Client has provided Winston Art Group with all information of which Client is aware or should be aware relating to the appraised Property that might impact its value, including without limitation in relation to its attribution or authenticity (including third party opinions with respect thereto), condition (including all past restorations), and provenance; and (v) the Appraisal has not been sought in connection with a transaction involving any purchase, sale, exchange or division of the appraised Property.

Where this Appraisal is based not only on the readily apparent identity of the appraised Property, but also on any factual data or documentation supplied by the Client, this Appraisal shall so state by making reference to that information, and copies of that documentation shall be retained in the Appraiser's work file. However, Appraiser is not responsible for the accuracy of this information or for any errors in data or documentation supplied by the Client.

Because our Appraisal is prepared for the Client, and the Client alone is the sole intended user unless otherwise stated in the Scope of Work, we cannot be responsible for any actions taken by third-parties who may come into possession of the Appraisal without our prior, written permission or for any use of the Appraisal beyond its specific Purpose. If the Appraisal is being used for investment purposes (including, but not limited to, distribution to third-parties who may acquire an interest in the subject Property), you, the Client, acknowledge and agree that the Appraisal shall not be construed as providing investment advice or be relied upon by those making investment decisions, and we and our appraisers specifically disclaim any liability to such unknown and unauthorized third-parties. In consideration of our agreement to provide the services described herein, you and your agents hereby agree to release Winston Art Group and its Appraisers from and against any and all liability arising out of or relating to the services provided pursuant to this agreement, and you agree to indemnify, defend, and hold harmless Winston Art Group and its Appraisers, directors, officers, agents, independent contractors, and employees (collectively, "WAG") from and against any and all claims, actions, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other reasonable professional fees) arising out of, or based upon, WAG's provision of services under this agreement, including the Appraisal itself (including, but not limited to, any legal process, *e.g.*, a subpoena, served upon WAG by third-parties relating to the Appraisal). Other than due to intentional wrongdoing done in bad faith or gross negligence, WAG shall not be liable to you, any of your representatives, or any third-party, for any matter contained in the Appraisal or services that WAG provides to you under this agreement. You agree to advance any professional fees or costs deemed necessary by WAG in its sole

discretion within 10 days of notice by WAG that such fees and costs are required pursuant to this paragraph.

The following headings may be used in the report to describe an item of Property's authorship, but this shall not be understood as a guarantee or statement of fact as to authenticity, genuineness, attribution, or authorship:

• BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, the work is presumed to be by the named artist.

• Attributed to BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, probably a work by the artist in whole or in part but less certainty as to authorship expressed in the preceding category.

• Studio of BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, a work by an unknown hand in the studio of the artist which may or may not have been executed under the artist' direction.

• Circle of BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, a work by an as yet unidentified but distinct hand closely associated with the named artist but not necessarily his pupil.

• Style of.... Follower of BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, probably a work by a painter working in the artist's style, contemporary or nearly or contemporary, but not necessarily his pupil.

• Manner of BELLINI, GIOVANNI (Italian, 1430-1516)
In our best judgment and opinion, probably a work in the style of the artist and of a later date

• After BELLINI, GIOVANNI (Italian, 1430-1516
In our best judgment and opinion, a copy (of any date) of a known work of the artist.

The following descriptions may be used in the report to describe that a work is signed, dated, or inscribed by the artist:
"Signed..." / "Dated..." / "Inscribed..."

The following descriptions may be used in the report to describe that the signature, date, or inscription appears to be by a hand other than that of the artist:
"Bearing signature..." / "Bearing date..." / "Bearing inscription..."

Appraiser considered the physical condition of the appraised Property to be generally good and acceptable for their specific markets unless otherwise expressly stated in the Appraisal. Functional obsolescence (damage as to render the item unusable for its essential purpose) or economic obsolescence (lack of demand) of appraised Property will only be noted if applicable. The dimensions given for each item of Property were determined under field conditions and therefore should be considered approximate.

Winston Art Group prides itself on its knowledge of the fine and/or decorative art market, and many other things that we believe will assist in providing you with an appraisal of your Property. However, fine and/or decorative art is, by its very nature, unique. Art is unlike other "assets" you may have, such as stocks, real estate, etc., and the art market is unlike any other in a variety of respects. Neither Winston Art Group nor Appraiser gives guarantees or make promises about the future and you should not expect such. Winston Art Group's Appraisal shall represent Appraiser's reasonable judgment and opinion, based on the specified Purpose, under the then-current art market conditions, but neither Winston Art Group nor Appraiser is making a statement of fact as to prices, values, etc. Winston Art Group and Appraiser do not make representations or warranties of what any individual item of Property would actually realize through a private sale or a public auction and, because myriad economic, social, and currency developments—as well as other factors unique to the art market—may influence the purchase or sales price of a particular object at a particular time, we cannot predict with precision market conditions or the materiality of market variables such as ownership, market "freshness," and saturation. The values expressed in the Appraisal are based on current information and no opinion is hereby expressed as to any future value, or to any past value, unless otherwise expressly stated. Furthermore, the values expressed do not specifically account for sales tax, excise tax, packing and shipping costs, commissions, storage costs, or conservation costs, unless otherwise expressly stated in the report.

JOELLE KRAUS
POST-WAR, CONTEMPORARY, and EMERGING FINE ART
SPECIALIST

WORK EXPERIENCE

Winston Art Group, New York, NY (2013 - Present)
Senior Specialist, Post-war, Contemporary & Emerging Art

- Prepare appraisals for insurance coverage, damage or loss, financial and estate planning, collateral loan, donation, family division, and estate tax purposes

Appraisal Account Manager

- Liaise with private collectors, and clients in insurance, banking, and legal industries and Winston Art Group in-house and outside specialists to schedule inspections, manage workflow, process and deliver approximately 20-40 appraisal reports per month, depending on scope and scale of assignments per month
- Communicate with conservators, gallerists, and auction house specialists to ascertain prudent information relating to an assignment and/or for research purposes

Phillips Auction House, New York, NY (2012)
Editions and Multiples Department

The Metropolitan Museum of Art, New York, NY (2012)
Development Office and Office of the Registrar

Interview Magazine, New York, NY (2009 - 2011)

Art in America Magazine, New York, NY (2009 - 2011)
Editorial Department, Contributing Writer & Researcher for Fashion, Nightlife, Arts & Culture for the Online Publications

EDUCATION

Syracuse University, Syracuse, New York, School of Visual and Performing Arts, B.F.A. (2009 - 2013)

- Dual Major, Art History and Studio Art

PROFESSIONAL ASSOCIATIONS AND ADDITIONAL INFORMATION

- Accredited Member of the Appraiser's Association of America (2019)
- AAA, Damage & Loss, Advanced Issues in Appraising at Herrick Feinstein, LLP, CE Credit
- Regularly attends auction previews for Emerging, Contemporary, and Post-war art sales
- Regularly attends gallery exhibitions featuring emerging, mid-career, and established contemporary artists, as well as art fairs including Art Basel Miami, TEFAF, the Armory Show and Frieze in New York
- Panelist, Passion Assets: Investing in Collectibles: Art as an Asset Class, Art Succession Planning, and Art Market Trends, Private Wealth Management Women's Summit, Washington, D.C.
- Uniform Standards of Professional Appraisal Practice (USPAP) compliant through April 2022